EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of QNB Corp. on Form S-8 (File No. 33-79802 and No. 333-16627) of our report dated January 25, 1996 except for the information in Note 2 related to earnings per share which is dated January 28, 1998 on our audit of the consolidated financial statements of QNB Corp. for the year ended December 31, 1995 which report is included in the Annual Report on Form 10-K.

/s/ Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania

March 25, 1998